Exhibit 10.1

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made this ___ day of ___________, 20__, by and between CoreCivic, Inc., a Maryland corporation (the “Company”), and __________________ (the “Recipient”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Amended and Restated 2020 Stock Incentive Plan (the “Plan”), which authorizes the Company to award Restricted Stock Units with respect to its common stock, $0.01 par value per share (the “Common Stock”), to key employees of the Company and/or its affiliates; and

WHEREAS, the Company and Recipient wish to confirm the terms and conditions of an award of Restricted Stock Units to Recipient on __________________ (the “Date of Award”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between the parties hereto as follows:

1. Definitions. Except as provided in this Agreement (or an election form executed pursuant to Section 5 of this Agreement), or unless the context otherwise requires, the terms used herein shall have the same meaning as in the Plan.

2. Award of RSUs. Upon and subject to the terms, restrictions, limitations and conditions stated herein, the Company hereby grants an award (the “RSU Award”) to Recipient of _______ Restricted Stock Units (“RSUs”).

3. Rights; Vesting; Forfeiture.

(i) Rights. The RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by Recipient. Any attempted sale, assignment, or transfer of the RSUs shall be void and of no effect, and the Company shall have the right to disregard the same on its books and records. Within thirty (30) days (with the date of payment selected by the Company in its sole discretion) after the vesting of any of the RSUs in accordance with Section 3(ii) of this Agreement, the Company shall issue to the Recipient one share of Common Stock for each vested RSU (subject to the Recipient’s election of a deferred payment date pursuant to Section 5 of this Agreement).

(ii) Vesting. Except as further provided in this Section 3 or in the Plan, one-third of the RSUs shall vest annually on the [later of (i)] the applicable anniversary date of the Date of Award [and (ii) delivery of the audited financial statements by the Company's certified independent auditors for the respective fiscal year periods 20__, 20__, and 20__] (each such date, a "Vesting Date"), provided that Recipient is employed full-time by the Company or an Affiliate Corporation (the “Employer”) at all times following the Date of Award and prior to and on the applicable Vesting Date (the “Vesting Period”).

(iii) Termination. Except as set forth in Section 3(iv), if at any time during the Vesting Period, Recipient’s employment with Employer terminates for any reason, all of the unvested RSUs held by such Recipient shall immediately and automatically be forfeited to the Company without monetary consideration and shall be automatically canceled.

(iv) Accelerated Vesting Event. If, during the vesting Period, (A) Recipient shall die while in the employ or service of the Company, (B) Recipient shall incur a “disability” (as defined in Section 1.409A-3(i)(4) of the Treasury Regulations (“Disability”)), or (C) there occurs a Change in Control and Recipient’s employment with Employer (or its successor) is terminated without Cause or Recipient resigns for Good Reason during the eighteen (18) month period immediately following the Change in Control (each of clauses (A), (B) and (C) are referred to as an “Accelerated Vesting Event”), then in any such case all the RSUs that are unvested at such time shall become immediately vested and nonforfeitable (to the extent not previously forfeited). Any RSUs which become vested pursuant to an Accelerated Vesting Event shall be paid within thirty (30) days of the Accelerated Vesting Event (with the date of payment selected by the Company in its sole discretion), subject to the Recipient’s election of a deferred payment date pursuant to Section 5 of this Agreement.

(v) Voting Rights; Dividend Equivalents. The Recipient shall not have any voting rights with respect to the RSUs covered by this RSU Award. The Recipient shall, however, be credited with dividend equivalents with respect to the RSUs at the time of any payment of dividends on shares of Common Stock in accordance with the terms set forth in the Plan and as specified by the Committee in its sole discretion. Dividend equivalents credited with regard to any RSU shall be accumulated and paid at such time (and only at such time) as the underlying shares of Common Stock are paid according to this Section 3. The Recipient shall be paid a cash equivalent of the dividends paid during the Vesting Period based on the number of shares of Common Stock, if any, that become vested.

(vi) Good Reason. As used herein, “Good Reason” shall mean (A) a material reduction in the duties, powers or authority of the Recipient as an officer or employee of the Company or (B) the relocation of the Company’s headquarters to a location more than thirty (30) miles outside of the Brentwood, Tennessee metropolitan area, in either case, without the Recipient’s consent. A termination shall be due to Good Reason only if (A) the Recipient notifies the Employer of the existence of the condition that otherwise constitutes Good Reason within thirty (30) days of the initial existence of the condition and (B) the Employer fails to remedy the condition within thirty (30) days following its receipt of the Recipient’s notice of the condition constituting Good Reason (the “Cure Period”) and the Recipient terminates employment with the Employer due to the condition within thirty (30) days of the expiration of the Cure Period.

4. RSUs Subject to Plan. This RSU Award and the issuance of shares of Common Stock in connection herewith shall be subject to, and the Company and Recipient agree to be bound by, all of the terms and conditions of the Plan (as if fully set out herein), as the same shall be amended from time to time in accordance with the terms thereof. For the avoidance of doubt, the terms of this Agreement shall control if any inconsistencies exist between the Plan, an election form and this Agreement.

5. Deferral Rights. Notwithstanding any other provision of this Agreement, the Recipient may elect to defer the receipt of the shares of Common Stock issuable with respect to the RSUs upon the termination of the Vesting Period until such times as are approved by the Committee and are set forth in the Recipient’s applicable deferral election form. All deferral elections made by the Recipient pursuant to this Section 5 shall be made in accordance with (i) the applicable election form provided by the Committee and (ii) Section 409A of the Code, including Section 1.409A-2(a)(8) of the Treasury Regulations. If the Recipient does not timely elect to defer the receipt of shares of Common Stock pursuant to this Section 5, or if such election is ineffective (as provided for under Section 1.409A-2(a)(5) of the Treasury Regulations), then such shares shall be paid to the Recipient in accordance with Section 3 of this Agreement.

6. Withholding of Taxes. The Recipient acknowledges that the Recipient (and not the Company) shall be responsible for any tax liability that may arise as a result of this RSU Award and the issuance of shares of Common Stock (or vesting of the RSUs) in connection therewith. The Recipient shall remit to the Company a cash amount sufficient to satisfy, in whole or in part, any federal, state and local withholding tax requirements arising in connection herewith prior to the delivery of any certificate (or book entry or other credit for the Recipient’s benefit) for the shares of Common Stock. The Committee may, in its sole discretion, (a) require the Recipient to satisfy, in whole or in part, any such withholding tax requirements by having the Company, upon any delivery of shares of Common Stock pursuant to this Agreement (or an applicable election form executed by the Recipient pursuant to Section 5 of this Agreement), withhold from such shares of Common Stock that number of full shares of Common Stock having a Fair Market Value (determined as the date Common Stock is issued to the Recipient pursuant to this Agreement or applicable election form) equal to the amount or portion of the amount required or permitted to be withheld; or (b) satisfy such withholding requirements through another lawful method, including withholding from other wages payable to the Recipient by the Employer.

7. Adjustments. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this RSU Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles. Such adjustments shall be made in accordance with Section 4.2 of the Plan and Section 409A of the Code, if applicable.

8. Governing Law. This Agreement shall be construed, administered and enforced according to the laws of the State of Maryland, without regard to the conflicts of laws provisions thereof.

9. Successors. This Agreement shall be binding upon and inure to the benefits of the heirs, legal representatives, successors and permitted assigns of the parties.

10. Notice. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of such recipient. Any party may designate any other address to which notices shall be sent by giving notice of such address to the other parties in the same manner provided herein.

11. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

12. Entire Agreement. Subject to the terms and conditions of the Plan, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13. Headings. Section headings used herein are for convenience of reference only and shall not be considered in interpreting this Agreement.

14. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

15. Counterparts. This Agreement may be executed by the signatures of each of the parties hereto, or to a counterpart of this Agreement, and all such counterparts shall collectively constitute one Agreement. Facsimile signatures shall constitute original signatures for purposes of this Agreement.

16. No Guarantee of Favorable Tax Treatment. Although the Company shall administer this Agreement so that the RSU Award will be exempt from, or will be interpreted and comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company does not warrant that the RSU Award made under this Agreement will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to the Recipient for any tax, interest, or penalties that Recipient might owe as a result of the RSU Award made under this Agreement. For the avoidance of doubt, if the award of RSUs under this Agreement constitutes “deferred compensation” under Section 409A of the Code, then the applicable Section 409A provisions of the election form (described in Section 5 above), including the definition of a “separation from service” and the required six (6) month delay period provided for therein, shall be incorporated by reference herein.

17. Recoupment. The Awards granted to Grantee pursuant to this Agreement, and any prior awards granted to Grantee under the Plan, including any amounts paid or property received in settlement or satisfaction thereof, shall be subject to forfeiture, repayment, reimbursement or other recoupment (i) to the extent provided in the Company’s Recoupment Policy, adopted as of December 13, 2022, as such policy may be amended from time to time (the “Current Clawback Policy”), (ii) to the extent that Grantee in the future becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy (or amended version of the Current Clawback Policy) adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules and/or New York Stock Exchange listing standards with respect to recoupment adopted in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (such final rules and New York Stock Exchange listing standards, the “Dodd-Frank Clawback Requirements”) (such policies referenced in clause (i) or this clause (ii), collectively, the “Policies”), and (iii) to the extent provided under any applicable laws and/or listing standards which impose mandatory recoupment, under circumstances set forth in such applicable laws and listing standards, including pursuant to the Dodd-Frank Clawback Requirements and the Sarbanes-Oxley Act of 2002. The Company may utilize any method of recovery specified in the Policies in connection with any recoupment pursuant to the terms of the Policies.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties have executed and sealed this Agreement on the day and year first set forth above.

CORECIVIC, INC.

By:

Title:	President and CEO

RECIPIENT:

Signature:

Name (printed):